Exhibit 10.1

THURSDAY, AUGUST 27, 2026

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreementˮ) dated as of the 1st day of September 2026 (the “Effective Dateˮ).

BETWEEN

PROFOUND MEDICAL US INC.

(the “Companyˮ) AND

RICHARD FABIAN

(the “Employeeˮ)

WHEREAS the Company and the Employee wish the Company to employ the Employee on the terms and conditions set forth herein.

NOW THEREFORE in consideration of the covenants and agreements herein, the sufficiency of which is acknowledged by each of the parties, the parties agree as follows:

1.EMPLOYMENT

1.1Effectiveness of the Agreement: This Agreement will be deemed effective as of the Effective Date.

1.2Title The Employee shall serve the Company as its President and shall serve as an officer and/or director of affiliates of the Company as required by the board of directors of the Company (the “Boardˮ) from time to time, including serving as the President of Profound Medical Corporation (the “Parentˮ), as directed by the board of directors and CEO of the Parent from time to time. The Employee will report to the Board. The Employee acknowledges the Company may re assign, re-allocate, or re-organize the Employeeʼs duties and responsibilities if reasonable based on changing circumstances, provided such duties and responsibilities are consistent with the role of a President of the Company and a President of the Parent, and do not reflect a material adverse change in the Employeeʼs status, duties or reporting relationship.

1.3Service During the term of this Agreement, in addition to the Employeeʼs common law duties to the Company, the Employee covenants and agrees as follows:

(a)Loyalty to the Company: Throughout the Employeeʼs employment, the Employee will faithfully serve the Company and use the Employeeʼs best efforts to promote the business of the Company. The Employee will act honestly and in good faith, in the best interests of the Company.

(b)Service It is anticipated that the Employee will serve in the capacities set forth above on a full-time basis and shall devote the Employeeʼs working hours to duties set forth herein. The Employee shall not engage in any other business, profession or occupation, or become an officer, employee, contractor for service, agent, or representative of any other company, partnership, firm, person, organization, or enterprise during the term of this Agreement. Notwithstanding the foregoing, the Employee may participate in a non-operating capacity on the boards of directors of no more than two 2 companies (for profit or not-for-profit), provided in each case that such participation does not interfere with the proper discharge of the Employeeʼs duties to the Company hereunder and further provided that the Employee receives the advance written approval of the Chair of the Board (which approval shall not be unreasonably withheld) prior to serving on such a board.

(c)No Personal Benefit The Employee will not receive or accept for the Employeeʼs own benefit or for any other person or entityʼs benefit, either directly or indirectly, any commission, rebate, discount, gratuity or profit from any person or entity having or proposing to have one or more business transactions with the Company, without the prior approval of the Company, except as permitted by the Company policy.

(d)Business Opportunities: During the Employeeʼs employment with the Company, the Employee will, to the extent reasonably practicable, communicate and channel to the Company all knowledge, business and customer contacts and any other information that could concern or be in any way beneficial to the business of the Company. Any such information communicated to the Company as aforesaid will be and remain the property of the Company notwithstanding any subsequent termination of the Employeeʼs employment.

(e)Place of Work: For the first twelve 12 months of the Employeeʼs employment with the Company (the “Initial Periodˮ), the Employee will spend approximately fifty percent 50% of the Employeeʼs time each month in Toronto. To that end, the Company will lease a place in the Companyʼs name for the Employeeʼs exclusive use during the Initial Period and for thirty 30 days thereafter (the “Rentalˮ), which Rental shall be approved by the Company. The Rental shall be reasonable in size and rent and be located within a reasonable distance of the Companyʼs Toronto office. The Company shall be solely responsible for paying the monthly rent, however, to the extent utilities are not included in the rent, the Employee shall bear sole responsibility for payment of those utilities. The Employee understands and agrees that the Company may be required to report this benefit as income attributable to the Employee.

Following the expiration of the Initial Period, the Company and the Employee shall participate in good faith discussions to determine the subsequent amount of the Employeeʼs time to be spent in Toronto, which amount shall depend on the Companyʼs then-current needs but is currently expected to be one 1 week per month. The Employee will be required to travel (both domestically and internationally) as required by the Company from time to time in order to perform the Employeeʼs duties.

(f)Pre-existing Obligations: The Employee is hereby requested and directed by the Company to comply with any existing common law, contractual or statutory obligations to the Employeeʼs former employer and to any other person or entity. The Company is not employing the Employee to obtain the confidential information or business opportunities of the Employeeʼs former employer or any other person or entity and expressly prohibits the use of such information or opportunities in the course of Employeeʼs employment by the Company.

1.4Directorship and Offices: Upon the termination of employment with the Company for any reason, unless otherwise requested by the Company, the Employee will immediately resign any directorship or office the Employee may hold in the Company, Parent or any other affiliates of the Company and, except as provided expressly in this Agreement, the Employee will not be entitled to receive any written notice of termination or payment in lieu of notice, or to receive any severance pay, damages or compensation for loss of any directorship, office or otherwise. The Employee agrees that failure to tender such resignation(s) will amount to termination for Cause (as defined in Section 3.3(c)), for which the Company may treat the employment as being terminated for after-acquired Cause. Notwithstanding the foregoing, the termination of employment will not automatically disqualify the Employee from serving as a director.

1.5Exclusion/Debarment: The Employee represents and warrants that the Employee has never been, and as a condition of continued employment shall never be, during the term of this Agreement, excluded from any contracting by any Canadian or United States government agency or authority. The Employee further represents and warrants that the Employee is not subject to any final adverse action, as that term is defined in 42 U.S.C. § 1320a-7e(g), and that no final adverse action has previously occurred or is pending or threatened against the Employee. The Employee represents and warrants that the Employee is not under investigation by the FDA or any other Canadian, United States or foreign regulatory agency nor has the Employee been debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any Canadian, United States or foreign government department or agency.

1.6Company Policy: The Employee acknowledges and agrees that the employment relationship will be governed by the standards and terms established by the Companyʼs policies as they are established from time to time and the Employee agrees to comply with the terms of such policies which may be introduced, amended, deleted or modified in the sole discretion of the Company, provided that doing so does not constitute a material change in the Employeeʼs terms of employment.

1.7Professional Conduct The Employee acknowledges and agrees that effective performance of the Employeeʼs duties requires integrity and the Companyʼs confidence in the Employeeʼs working relationships with other employees of the Company and with all other persons with whom the Employee deals in the course of employment.

2.COMPENSATION

2.1Base Salary: The Employee will earn an annualized salary of US$550,000 (as in effect from time to time, the “Base Salaryˮ), less applicable deductions, payable in arrears for all services and work the Employee performs for the Company. Any increases will be in the discretion of the Board. The Base Salary will be payable in accordance with the Companyʼs normal payroll practices.

2.2Annual Discretionary Bonus: Provided that through the date of payment the Employee remains an employee of the Company in good standing and the Employee has not received or given notice of termination, for each calendar year, the Employee will be eligible to receive an annual bonus of up to 100% of the Employeeʼs Base Salary for such year (and if there were changes in the Base Salary over the course of the year, the actual amounts due and owing for the entire year as Base Salary in effect from time to time) based on the assessment by the Board of the Employeeʼs and the Companyʼs achievement of certain milestones and objectives determined by the Board. Such milestones and objectives (including the evaluation of achievement thereof), and the bonus amount, will be at the sole discretion of the Board and will be payable in accordance with the Companyʼs standard payroll policies, subject to applicable payroll deductions and withholdings. Such bonus shall be paid within ninety 90 days after the end of the applicable calendar year.

2.3Stock Options: The Company shall recommend to the board of directors of the Parent that the Employee is granted 200,000 restricted share units (“RSUsˮ) that shall vest in accordance with the current terms of the Parentʼs 2020 Amended and Restated Long Term Incentive Plan, as amended and restated on April 3, 2023 (the “LTIPˮ) (i.e. to vest over 3 years in 3 equal annual installments) and options to purchase 475,00 common shares of the Parent (“Stock Optionsˮ). The Stock Options shall vest [in accordance with the current vesting schedule set forth in the Parentʼs Second Amended and Restated Share Option Plan (the “Option Planˮ) (i.e.. to vest over 4 years with ¼ vesting on the first anniversary of the issuance of the Stock Options and the remainder vesting in 36 equal monthly installments). The RSUs and the Stock Options shall be governed, respectively, by the LTIP, the Option Plan, the applicable stock option award agreements, and any other document discussing the disposition of such equity.

2.4Benefits The Employee will be entitled to participate in the standard insurance plans and other benefit programs (the “Employee Benefitsˮ) which are substantially similar, to the extent practical and commercially reasonable, which the Parent offers to its executive level employees from time-to-time. The Company reserves the right to unilaterally revise the terms of the Employee Benefits, to change carriers, or to eliminate any Employee Benefits altogether. The Employee Benefits will be provided in accordance with the formal plan documents or policies and any issues with respect to entitlement or payment of benefits under any of the Employee Benefits will be governed by the terms of such documents or policies establishing the benefits in issue and will be a matter between the Employee and the insurer. The Companyʼs liability with respect to the Employee Benefits will be limited to the payment of its share of applicable premiums.

2.5Car Allowance The Company shall provide the Employee with a monthly car allowance of US$1000 converted into US dollars in accordance with the Companyʼs payroll policy, as amended from time to time.

2.6Expenses The Company will reimburse the Employee for all reasonable business expenses actually and exclusively incurred in connection with the performance of duties under this Agreement, provided such expenses are incurred and accounted for in accordance with the general policies and procedures of the Company, as established from time to time.

2.7National Holidays: The Company recognizes the national holidays observed in the United States.

2.8Vacation The Employee shall be entitled to four 4 weeks of paid vacation per annum, to be taken at such reasonable times as the Company shall in its discretion permit and in accordance with the Companyʼs vacation policy in effect from time to time. Vacation entitlement for any partial year of employment shall be pro-rated based on the portion of the year worked by the Employee. Unused, accrued vacation will not be paid out at termination unless applicable law requires otherwise.

3.TERMINATION OF AGREEMENT AND EMPLOYMENT

3.1Obligations Upon Termination Upon termination of the Employeeʼs employment, for any reason:

(a)the Company shall pay the Employee for (i) all unpaid Base Salary, and any unused vacation that may be required to be paid out by law, earned or accrued up to and including the Employeeʼs last day of employment (the “Termination Dateˮ), such payment to be made no later than the first regular payroll date of the Company following the Termination Date; (ii) reimbursement of any eligible unreimbursed business expenses incurred by Employee through the Termination Date and timely and properly reported by Employee, such reimbursement to be paid in accordance with Company policy; and (iii) any other payments and benefits to which Employee may be entitled under the terms of any applicable compensation or benefit arrangement of the Company or under applicable law as of the Termination Date;

(b)all benefits coverage and other perquisites of the Employeeʼs employment shall cease on the later of the Termination Date or as specified in 3.3(a), subject to applicable law and plan terms; and

(c)all files, computer disks, information and documents pertaining to the Companyʼs business shall remain the property of the Company, and shall promptly be delivered by the Employee to the Companyʼs office, and no copy, duplication or reproduction of any kind whatsoever shall be made of such files, computer disks, information or documents, or retained by the Employee, without the express written consent of the Company. The Employee agrees to deliver all electronic information to the Company and to destroy any copies held by the Employee belonging to the Company.

3.2Termination by the Employee: The Employee may terminate this Agreement at any time by providing the Company with ninety 90 daysʼ prior written notice. Upon receipt of such notice, the Company may at any time terminate the employment of the Employee and pay the Employee the amount of Base Salary and continue all Employee Benefits the Employee would have otherwise received during the balance of the aforementioned notice period, subject to applicable law.

3.3Termination by the Company: The Company may terminate the Employeeʼs employment at any time:

(a)without Cause by providing the Employee (subject to Section 3.8 with an amount of pay equivalent to the then current Base Salary in accordance with the chart set forth below (the applicable period following the Termination Date, the “Severance Periodˮ), less applicable withholdings and deductions.

For the duration of the Severance Period, the Employee shall have the obligation to timely seek comparable alternate employment or engagement and the Employee shall promptly report to the Company any earnings therefrom and any other information reasonably requested by the Company with respect to such alternate employment or engagement. For the Severance Period, the amount of the severance benefits paid under Section 3.3(a) shall be reduced by the amount of any compensation earned by the Employee as a result of employment or engagement with another entity or individual, including base salary, signing bonuses, consulting fees, and other fees, bonuses and commissions. In the event any such benefits are subject to mitigation or offset by alternative employment or service, all restrictive covenants (including non-competition, non-solicitation, non-disparagement, and confidentiality obligations) shall remain fully in force and enforceable without regard to any such mitigation or offset. Further, for the avoidance of doubt, the severance benefits set forth in this Section 3.3(a) are in lieu of, and not in addition to, any severance benefits for which the Employee may be eligible pursuant to Section 3.4 and are, at all times, subject the Employeeʼs timely execution, without revocation, of the Release as described in Section 3.8.

(b)for frustration of contract upon the death of the Employee or any incapacitation of the Employee that constitutes an undue hardship for the Company;

(c)at any time for Cause, without notice or pay in lieu of notice or any other form of compensation, severance pay or damages. For the purposes of this Agreement, “Causeˮ includes:

i.any material breach of the provisions of this Agreement or the Companyʼs policies by the Employee if the Company has provided the Employee, with written notice of such breach and such breach has not been remedied within thirty 30 days thereafter;

ii.any intentional or grossly negligent disclosure of any Confidential Information by the Employee;

iii.any fraud, misappropriation of the property or funds of the Company or its affiliates, embezzlement, or other similar acts of dishonesty;

iv.the willful allowance by the Employee of the Employeeʼs duty to the Company or its affiliates and the Employeeʼs personal interests to come into conflict in a material way in relation to any transaction or matter that is of a substantial nature, other than conflicts which are fully disclosed and approved by the Board;

v.the Employeeʼs criminal, or other conviction of any criminal summary conviction offence or indictable offence that is detrimental to the business or reputation of the Company or its affiliates; and/or

vi.if the Employeeʼs misconduct causes the Employee to be subject to a final and non-appealable enforcement order (or regulatory settlement in respect thereof) concerning a securities, financial services, health or other regulatory offence that is detrimental to the business or reputation of the Company or its affiliates.

3.4Termination in Connection with Change In Control:

(a)“Change in Controlˮ means (i) a reorganization or merger of the Parent with or into any other corporation or corporations or on an acquisition of securities of the Parent (excluding an equity financing of the Parent with the principal purpose of raising capital or a merger with any subsidiary or other affiliate) in which transaction the Parentʼs shareholders immediately prior to such transaction own immediately after such transaction, less than 50% of the voting power of the surviving corporation or its parent, and/or (ii) the sale or disposition by the Parent to an unrelated third party of substantially all of its business and assets. Without limiting the foregoing, a transaction will not constitute a Change in Control if (x) its sole purpose is to change the jurisdiction of the Parentʼs incorporation, or (y) its sole purpose is to create a holding company or other entity that will be owned in substantially the same proportions by the persons who held the Parentʼs securities immediately prior to such transaction.

(b)If Employeeʼs employment is terminated without Cause within 30 days prior to, upon or within 12 months following the occurrence of a Change in Control, and in accordance with Section 3.8 the Employee signs and returns to the Company without revocation a release prepared by the Company of all legally waivable claims related to or arising from the Employeeʼs employment with the Company, then (i) the Company shall pay the Employee twelve 12 months of the Employeeʼs then-current annual Base Salary, less applicable withholdings and deductions, and (ii) the Stock Options shall vest as set forth in Section 3.4(d) (collectively, the “Change in Control Benefitsˮ).

(c)If, within twelve 12 months following a Change in Control, there is a material diminution of the Employeeʼs role in the Company, change in work location of more than 50 kilometers (except as contemplated pursuant to Section 1.3(e) hereto), diminution of status, any materially detrimental change in compensation (including options and bonus) or benefits (considered as a whole), or diminution of reporting structure, the Employee shall have the right to resign within 30 days after the event and receive the Change in Control Benefits, subject to Section 3.8.

(d)If the Employee is entitled to Change in Control Benefits, then, subject to Section 3.8, any unvested Stock Options shall immediately vest. If any provision of this Agreement conflicts with a provision of the Stock Option agreement(s) or applicable stock option plan, the provision more favorable to the Employee shall govern.

(e)For the avoidance of doubt, the severance benefits set forth in this Section 3.4 are in lieu of, and not in addition to, any severance benefits for which the Employee may be eligible pursuant to Section 3.3(a) and are, at all times, subject the Employeeʼs timely execution, without revocation, of the Release as described in Section 3.8.

3.5Timing of Payments: Unless applicable law requires otherwise, all amounts payable hereunder in respect of Base Salary shall be paid in installments in accordance with the Companyʼs normal payroll practices.

3.6No Implied Entitlement Other than as expressly provided herein, the Employee will not be entitled to receive any further pay or compensation, severance pay, notice, payment in lieu of notice, incentives, bonuses, benefits or damages of any kind from the Company or from any affiliate of the Company. The Employee will not be entitled to receive any further pay or compensation (except for pay, if any, accrued and owing under this Agreement up to the date of termination of employment) from the Company, and for clarity, without limiting the foregoing, the Employee will not be entitled to any bonus payment that has not already been awarded to the Employee by the Company.

3.7Continued Effect: Notwithstanding any changes in the terms and conditions of the Employeeʼs employment which may occur in the future, including any changes in position, duties or compensation, the termination provisions in this Agreement will continue to be in effect for the duration of the Employeeʼs employment with the Company unless otherwise amended in writing and signed by the Company.

3.8Obligations Upon Termination The Employee agrees that the Employee shall not be entitled to receive any severance fee or other benefits under Section 3.3 or 3.4 of this Agreement if the Employee breaches any of the Employeeʼs obligations arising under Sections 4, 5, 6, 7, 8, 9 and 11 hereof. The Employee acknowledges that until a release in substantially the same form of Exhibit A hereto (a “Releaseˮ) is timely executed and delivered to the Company and becomes effective and irrevocable, the Company will not make any severance payments or benefits due under Section 3.3 or 3.4 of this Agreement following termination of the Employee, and any such severance payments or benefits that would otherwise be provided within 28 days following the Employeeʼs Termination Date shall instead be paid in a lump sum on the Companyʼs first regular payroll date thereafter (with the remaining payments and benefits provided on the original schedule). The Employee further acknowledges that if the Release is not timely executed and delivered to the Company, or if it is revoked following delivery, the severance payments and other benefits described in Sections 3.3 and 3.4 shall be forfeited.

4.CONFIDENTIAL INFORMATION PROTECTIONS

4.1At all times during and after the Employeeʼs employment, the Employee will hold in confidence and will not disclose, use, lecture upon, or publish any of the Companyʼs Confidential Information (defined below), except as may be required in connection with the Employeeʼs work for the Company, or as expressly authorized by the Board. Unless forming part of the Employeeʼs customary duties for the Company, the Employee will obtain the written approval of the Board before publishing or submitting for publication any material (written, oral, or otherwise) that relates to the Employeeʼs work at the Company and/or incorporates any Confidential Information. The Employee hereby assigns to the Company any rights the Employee may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of the Company and its assigns.

4.2The term “Confidential Informationˮ shall mean any and all confidential knowledge, data or information related to the Companyʼs business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques;

(b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, employees and customers; (c) information regarding the skills and compensation of the Companyʼs employees, contractors, and any other service providers of the Company and (d) the existence of any business discussions, negotiations, or agreements between the Company and any third party.

4.3The Employee understands that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Informationˮ) subject to a duty on the Companyʼs part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of the Employeeʼs employment, the Employee will hold Third Party Information in strict confidence and will not disclose to anyone (other than the Company personnel who need to know such information in connection with their work for the Company) or use, Third Party Information, except in connection with the Employeeʼs work for the Company or unless expressly authorized by an officer of the Company in writing.

4.4The Employee represents that employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by the Employee prior to employment by the Company. The Employee further represents that the Employee has not entered into, and will not enter into, any agreement, either written or oral, in conflict with the Employeeʼs obligations under this Agreement. During employment by the Company, the Employee will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will the Employee bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. The Employee will use in the performance of the Employeeʼs duties only information that is generally known and used by persons with training and experience comparable to the Employeeʼs own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company.

4.5Notwithstanding any other provision of this Agreement: (a) the Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made A in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and B solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed under seal in a lawsuit or other proceeding; and (b) if the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the Companyʼs trade secrets to the Employeeʼs attorney and use the trade secret information in the court proceeding if the Employee: (i) files any document containing trade secrets under seal; and (ii) does not disclose trade secrets, except pursuant to court order.

4.6The Employee understands that nothing contained in this Agreement limits the Employeeʼs ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agencyˮ). The Employee further understands that this Agreement does not limit the Employeeʼs ability to communicate with any Government Agencies; participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company; or make any disclosures required by law. This Agreement does not limit the Employeeʼs right to receive an award for information provided to any Government Agencies.

5.INVENTIONS

5.1As used in this Agreement, the term “Inventionˮ means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rightsˮ means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country. The term

“Moral Rightsˮ means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

5.2The Employee has disclosed in Exhibit B a complete list of all Inventions that (a) the Employee has, or has caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of the Employeeʼs employment by the Company; (b) in which the Employee has an ownership interest or which the Employee has a license to use; (c) and that the Employee wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventionsˮ). If no Prior Inventions are listed in Exhibit B, the Employee warrants that there are no Prior Inventions. The Employee agrees that the Employee will not incorporate, or permit to be incorporated, Prior Inventions in any of the Company Inventions (defined below) without the Companyʼs prior written consent. If, in the course of the Employeeʼs employment with the Company, the Employee incorporates a Prior Invention into a Company process, machine or other work, the Employee hereby grants the Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

5.3Inventions assigned to the Company or to a third party, including patentable inventions and trade secrets, as directed by the Company pursuant to this Section 5 are referred to in this Agreement as “Company Inventionsˮ. Subject to subsection 5.5 (including the proviso set forth therein) and the Prior Inventions the Employee has set forth in Exhibit B, the Employee hereby assigns and agrees to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all rights, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by the Employee, either alone or with others, during the period of the Employeeʼs employment by the Company. Any assignment of Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to the Company, and to the extent the following is allowed by the laws in any country where Moral Rights exist, the Employee hereby unconditionally and irrevocably waives the enforcement of such Moral Rights, and all claims and causes of action of any kind against the Company or related to the Companyʼs customers, with respect to such rights. The Employee further acknowledges and agrees that neither the Employeeʼs successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any Intellectual Property Rights with respect thereto). Notwithstanding the foregoing or anything else in this Agreement, this assignment of Inventions does not apply to an Invention for which all of the following are true: (a) the Employee did not use the Companyʼs equipment, supplies, facilities, or trade secret information; (b) the Employee developed the Invention entirely on the

Employeeʼs own time; (c) the Invention does not relate directly to the Companyʼs business or to the Companyʼs actual or demonstrably anticipated research or development; and (d) the Invention does not result from any work the Employee performs for the Company.

5.4During the period of employment, the Employee will promptly and fully disclose to the Company in writing (a) all Inventions authored, conceived, or reduced to practice by the Employee, either alone or with others, and (b) all patent applications filed by the Employee or in which the Employee is named as an inventor or co-inventor; provided, however, that such disclosure obligation does not apply to Inventions (or Intellectual Property Rights with respect thereto) which are not directly or indirectly related to the Companyʼs then current or future business or are not invented with the Company resources or during the Employeeʼs working hours. The Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by the Employee during the period of the Employeeʼs employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

5.5The Employee agrees that, as directed by the Company, the Employee will assign to the Company or a third party, including without limitation, all rights, title, and interest in and to any particular Company Invention, including any patentable invention or trade secret; provided, however, it is understood that the Company will not elect to direct such assignment of a Company Invention if it is not directly or indirectly related to the Companyʼs then current or future business or was not invented with the Company resources or during Employeeʼs working hours.

5.6During and after the period of employment and at the Companyʼs request and expense, the Employee will provide reasonable assistance to the Company, including consenting to and joining in any action, to obtain and enforce Canadian, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in all countries. If the Company is unable to secure the Employeeʼs signature on any document needed in connection with such purposes, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employeeʼs agent and attorney in fact, which appointment is coupled with an interest, to act on the Employeeʼs behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by the Employee.

5.7The Employee agrees that the Employee will not incorporate into any Company software or otherwise deliver to the Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by the Company.

6.RETURN OF COMPANY PROPERTY

6.1Without limiting the provisions of Section 3.1(c), upon termination of the Employeeʼs employment or upon the Companyʼs request at any other time, the Employee will deliver to the Company all of the Companyʼs property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that the Employee has fully complied with the foregoing obligation. The Employee agrees that the Employee will not copy, delete, or alter any information contained upon any Company computer or Company equipment before the Employee returns it to the Company. In addition, if the Employee has used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, the Employee agrees to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and the Employee agrees to provide the Company access to the Employeeʼs system as reasonably requested to verify that the necessary copying and/or deletion is completed.

7.RESTRICTIVE COVENANTS

7.1Non-Solicitation: The Employee covenants and agrees that for the period of the Employeeʼs employment by the Company and for one 1 year after termination of such employment for any reason (the “Restricted Periodˮ), the Employee will not actively, either directly or indirectly, solicit or attempt to solicit any current employee, independent contractor, or consultant of the Company or its affiliates to terminate his, her or its relationship with Company or its affiliates in order to become an employee, consultant, or independent contractor to or for any other person or entity.

7.2Non-Competition During the Restricted Period, the Employee shall not, individually or jointly, directly or indirectly: (i) engage in or assist others in engaging in the Business anywhere in the Restricted Territory; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Restricted Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee, or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the commencement of the Employeeʼs employment with the Company) between the Company and customers, suppliers, or other business relations of the Company. Notwithstanding the foregoing, the Employee may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange so long as the Employee is not a controlling Person of, or a member of a group that controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

7.3Non-Disparagement: The Employee shall not make, directly or indirectly, through any other Person, any negative, derogatory or disparaging statements or communications, whether written or oral, about the Company, the Parent or any of their respective affiliates, businesses, services, activities, business relationships, shareholders, members, partners, directors, officers, managers or employees. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) with competent jurisdiction to order such Person to disclose or make accessible such information, nor will the foregoing be violated by truthful statements to any government agency.

7.4Definitions For purposes of this Agreement, the following terms shall mean the following:

(a)“Businessˮ means any business in which the Company is engaged or contemplates engaging in at the time of, or during the twelve 12 month period prior to, the Termination Date.

(b)“Personˮ means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, other entity, or governmental entity.

(c)“Restricted Territoryˮ means anywhere in the world.

7.5Reasonableness of Covenants: In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 7. The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and the Parent and the Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints. The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and to the Parent and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 7. It is also agreed that the Parent is an express third-party beneficiary of, and will have the right to enforce, all of the Employeeʼs obligations to the Parent under this Agreement, including pursuant to this Section 7. In the event of any violation of the provisions of this Section 7, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 7 shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties that the running of the applicable post-termination restriction period shall be tolled during any period of such violation. The obligations contained in this Section 7 hereof shall survive the termination or expiration of Employeeʼs employment with the Company and shall be fully enforceable thereafter.

8.NOTIFICATION OF NEW EMPLOYER

8.1After the termination of this Agreement, the Employee consents to the notification of any new employer of the Employeeʼs rights and obligations under this Agreement, by the Company providing a copy of this Agreement.

9.INJUNCTIVE RELIEF

9.1The Employee acknowledges and agrees that: (a) the services to be rendered by the Employee to the Company are of a special and unique character; (b) the Employee will obtain knowledge and skill relevant to the Companyʼs industry, methods of doing business and marketing strategies by virtue of the Employeeʼs employment with the Company; (c) the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company; (d) the amount of the Employeeʼs compensation reflects, in part, the Employeeʼs obligations and the Companyʼs rights under the restrictive covenants set forth herein; (e) the Employee has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and (f) the Employee will not be subject to undue hardship by reason of full compliance with the terms and conditions of the restrictive covenants set forth herein or the Companyʼs enforcement thereof. The Employee further acknowledges that, because the Employeeʼs services are personal and unique and because the Employee will have access to the Confidential Information, any breach of the restrictive covenants set forth in this Agreement would cause irreparable injury to the Company and/or its affiliates for which monetary damages would not be an adequate remedy and, therefore, any such actual or threatened breach will entitle the Company to seek, in addition to other available remedies, temporary or permanent injunctive relief (including specific performance) or other equitable relief, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity. In addition, the Employee acknowledges and agrees that, should the Employee violate any restrictive covenant, the obligation at issue will be tolled for the period of the violation and will resume to run from the first date on which the Employee ceases to be in violation of the obligation. The Employee further acknowledges and agrees that if should breach any restrictive covenant, then, in addition, to the Companyʼs other legal and equitable remedies, the Company may suspend or cease payment of any Change in Control or other severance payments and benefits to which the Employee might otherwise be entitled.

10.PUBLICITY

10.1Except to the extent required by the Employeeʼs duties or customarily performed by the Employee, the Employee shall not, without the prior written consent of the Company, make or give any public announcements, press releases or statements to the public or the press regarding the Employeeʼs work or the Companyʼs business.

11.NOTICES

11.1All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if personally delivered or sent by a recognized overnight courier or (ii) on the date of transmission if sent by email (provided notice is then also promptly delivered personally or by a recognized overnight courier), in each case to the parties at the addresses listed below:

If to the Employee, at the Employeeʼs then current address in the Companyʼs payroll records;

If to the Company:

Profound Medical US Inc.
Attention:	Arun Menawat
[***]

With a copy (which shall not constitute notice) to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
919 Third Avenue
New York, NY 10022

Attention:	Cheryl Reicin
Email:
[***]

Each party may change its address for receipt of notice by giving notice of the change to the other party.

12.SURVIVAL

12.1The Employeeʼs obligations under this Agreement shall survive the termination of the Employeeʼs employment, regardless of the manner or reason for termination, including, without limitation, those set forth in Sections 4 through 7 hereof.

12.2The assignment of this Agreement by the Company to any successor or other assignee and shall be binding upon the Employeeʼs heirs and legal representatives.

13.SEVERABILITY

13.1Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement will be held as unenforceable and thus stricken, such holding will not affect the validity of the remainder of this Agreement, the balance of which will continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by applicable law. The parties expressly agree that this Agreement as so modified by the court will be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement will be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

14.WAIVER

14.1Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

15.ASSIGNMENT

15.1The Company may assign this Agreement to (i) an affiliate, subsidiary, related company or partnership without prior notice or consent of the Employee, or (ii) a new employer in connection with any transaction or reorganization; provided that any such successor or assignee expressly assumes in writing the Companyʼs obligations under this Agreement and has direct or indirect responsibility for managing the underlying business of the Company. This Agreement will inure to the benefit of the Company and its permitted successors and assigns. The Employee may not assign any of his rights nor delegate any of the duties hereunder.

16.ENTIRE AGREEMENT

16.1This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous written and oral communications, understandings, agreements, representations and warranties between the Employee and the Company with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by the Employee and the Company. Any subsequent change or changes in duties, salary or compensation will not affect the validity or scope of this Agreement.

17.HEADINGS

17.1The headings utilized in this Agreement are for convenience only and are not to be construed in any way as additions or limitations of the covenants and agreements contained in this Agreement.

18.INDEPENDENT LEGAL ADVICE

18.1The Employee acknowledges that the Employee has read and understands this Agreement, and acknowledges that an opportunity was provided to obtain separate legal advice about it. The Company shall reimburse the Employee for the reasonable costs of obtaining legal advice regarding this Agreement.

19.COUNTERPARTS

19.1This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which will constitute one Agreement.

20.GOVERNING LAW; VENUE

20.1This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to any conflict- or choice-of-law principle that would call for the application of the law of another jurisdiction. In the event of any alleged breach or threatened breach of this Agreement, the Employee hereby consents and submits to the jurisdiction of the state or federal courts located in Delaware. Notwithstanding the foregoing, it is understood and agreed that, for the duration of time in which the Employee is a resident of the State of Washington, the parties acknowledge and agree that any claim arising out of a breach or threatened breach of Section 7 of this Agreement shall be governed by the laws of the State of Washington and shall be subject to the jurisdiction of the state and federal courts located in King County, Washington. For clarity, if multiple breaches are alleged to have occurred, only those claims arising from or relating to Section 7 shall be subject to Washington law and venue.

21.COMPANY AND AFFILIATES

21.1Whenever the context suggests, the term “the Companyˮ shall also include the Parent and the affiliates of the Company and of the Parent, including, without limitation, for purposes of Sections 47 and 9. Without limiting the foregoing, Confidential Information of the Company includes information of the Parent and the affiliates of the Company and of the Parent, and the non-solicitation, non-competition, and non-disparagement clauses relate to the employees and business of the Parent and the and the affiliates of the Company and of the Parent.

22.TAX MATTERS

22.1The Company will have the right to withhold and deduct from any payments or deemed payments hereunder any amounts of tax withholding that it determines be required by federal,

state and local law, whether U.S. or non-U.S.

22.2This Agreement is intended to comply with or satisfy an exemption from Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other administrative guidance promulgated thereunder (collectively, “Section 409Aˮ), and will be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. If this Agreement provides for a payment to be made within a window of time (e.g., “payment will be made within 30 daysˮ), the date that payment is actually to be made will be within the sole and absolute discretion of the Company. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensationˮ under Section 409A, and to the extent that such payment or benefit is payable upon the Employeeʼs termination of employment, then such payments or benefits will be payable only upon the Employeeʼs “separation from serviceˮ as determined under Section 409A, and “termination,ˮ “termination of employmentˮ and like terms will be construed accordingly. Furthermore, the parties hereto acknowledge and agree that all or any part of any payment to be made to the Employee within six months following the Employeeʼs separation from service other than by reason of the Employeeʼs death will instead be paid in a lump sum without interest on the first business day that is more than six months after the date of the Employeeʼs separation from service (or, if later, the first business day that is more than 18 months after the applicable date of correction, as required by Internal Revenue Service Notice 20106 if the Company determines in good faith that the Employee is a “specified employeeˮ within the meaning of Section 409A and that the earlier payment of such amount would give rise to tax, penalties or interest under Section 409A. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement will be provided by the Company or incurred by the Employee during the time periods set forth in this Agreement. All reimbursements will be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year will not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee pursuant to Section 409A.

PROFOUND MEDICAL US INC.

By:	/s/ Arun Menawat
Name:	Arun Menawat
Title:	CEO

Offer Letter Acceptance

I have read and accept this offer of employment:

/s/ Richard Fabian	08/27/2026
Richard R. Fabian	Date